Exhibit 99.1

Dear Shareholders

As we venture forth into this 131st year of our service, a great sense of excitement envelops each and every one of us who serve as a custodian of your investment in Camden National Corporation. This excitement is fueled by several factors: pride in reputation of this venerable institution; its continued quality earnings growth; and, the countless strategic initiatives currently underway, which are designed to ensure a continuation of our rich history of independent community banking.

With respect to your Company’s financial performance, we are pleased to report that for the quarter ended March 31, 2006, net income per diluted share increased 4.8% to $0.66, compared to $0.63 per diluted share in the first quarter of 2005. Net income after taxes for the first quarter of 2006 was $4.9 million, an increase of 2.0% from the same three-month period a year ago. These results translated into a return on average equity of 15.48% and a return on average assets of 1.18% for the first quarter of 2006, compared to 15.80% and 1.30%, respectively, for the quarterly period ended March 31, 2005.

Reflected in the first quarter 2006 results is the impact of a charge to earnings of $645,000 resulting from the Steamship Navigation et al litigation involving Camden National Bank (CNB). You may recall that on February 7, 2006, the Maine Law Court ruled against CNB and upheld a Superior Court jury’s award of $1.5 million to the plaintiff. However, an earlier judgment of $865,000 obtained by CNB against the plaintiff substantially offset the jury award. Based upon the current assessment of settlement negotiations, CNB recorded the expected net amount of the offsetting judgments. Without this one-time expense, the Company’s diluted earning per share and net income would have been up 12.7% and 11.1%, respectively, over the same period a year ago.

Total assets of the Company increased $191.6 million, or 12.4%, from March 31, 2005 to a Company record of $1.7 billion on March 31, 2006. Growth occurred in both the loan and investment portfolios, which at $1.2 billion and $416.4 million were up 11.3% and 15.5%, respectively, from levels reported at the end of the first quarter in 2005.

Fueling loan growth were residential and consumer loans with balances at March 31, 2006, that increased 17.5% and 12.6%, respectively, from the same period a year ago. These double-digit increases are a reflection of continued strength in the housing market and the positive effect of focused business development initiatives at each of our subsidiary banks.

Helping to fund this strong loan portfolio expansion was deposit growth of $170.5 million, or 16.5%, from March 31, 2005, to $1.2 billion at the end of the first quarter of 2006. Unlike a year ago, when we were seeing healthy increases in low-cost demand deposit balances, the bulk of the growth since then has occurred in the pricier money market and certificate of deposit categories. The effect of the latter can be seen in the net interest margin, which at the most recent quarter-end declined to 3.63% from 3.71% at March 31, 2005.

On March 28th, the Federal Reserve Bank authorized a fifteenth consecutive 25 basis point increase, to 4.75%, in the Federal Funds Rate. The net effect has been a flattening,

and at times inverted yield curve, which continues to place unprecedented pressure on the net interest margin. Your Company has been able to work to mitigate the adverse effect of this development in large part through increases in non-interest income (14.5%) and the previously mentioned growth in the loan portfolio.

Double-digit loan growth automatically begs the question regarding loan quality. I am pleased to report that the primary performance indicators in this all-important area are quite good. The percentage of non-performing loans to total loans declined to 0.71%, at March 31, 2006, from 0.83% at the same time a year ago. Year-to-date net charge-offs of $79,500 represent a very modest 0.01% of total loans, well below the industry average and an improvement over the $200,500, or 0.02%, reported for the first quarter of 2005. The allowance for loan and lease losses to total loans of 1.21% at this recent quarter end was down only slightly from the 1.25% posted at March 31, 2005. Provision for loan and lease losses during the first quarter of 2006 was increased by $322,000, or 140.0%, over the $230,000 expensed during the same period a year ago. While pleased with these results, we continue to be cautious as evidenced by the recent addition to our risk management team of a seasoned workout specialist.

Your Company’s capital position remains strong with a total risk-based capital ratio of 11.83% and a tier 1 ratio of 10.58%, compared to the 10.0% and 6.0%, respectively, required by the Federal Reserve for a bank holding company to be considered “well-capitalized.” As you are aware, we recently announced the commencement of a modified “Dutch Auction” tender offer, approved by the Board of Directors, to repurchase up to 752,000 shares of our common stock. We believe that over the past several quarters, the stock market has not rewarded you for the performance of the Company. After an extensive analysis of our capital position and stock performance, we concluded that a tender offer would serve the interests of both shareholders who would like to sell their shares, as well as those who wish to remain owners. We fully expect that the procedural steps taken to successfully complete the tender offer will not affect your Company’s ability to maintain its “well-capitalized” position.

In closing, I am pleased to report that the transition to a one-bank format is proceeding expeditiously. Under the leadership of Jeff Smith, President & COO of UnitedKingfield Bank (UKB), the initiative has received regulatory approval and is now progressing through the 600+ tasks incorporated in our project management plan. We continue to target early fourth quarter for full integration into the surviving entity, Camden National Bank. I am pleased that, to date, our announced transition has positively impacted customer relationship retention. I am convinced that “The Camden National Experience,” our Company’s customer service manifesto, is firmly embedded in the UKB culture.

As always, your support as shareholders and customers is greatly appreciated.

Sincerely,

Robert W. Daigle

President and Chief Executive Officer

Consolidated Statements of Condition (unaudited)

	March 31,		December 31, 2005
(In thousands, except number of shares & per share data)	2006	2005
Assets
Cash and due from banks	$36,292	$27,645	$30,321
Federal funds sold	—	—	1,110
Securities available for sale, at market value	390,364	347,383	350,502
Securities held to maturity	25,996	13,018	17,127
Loans, less allowance for loan and lease losses of $14,639, $13,670 and $14,167 at March 31, 2006 and 2005 and December 31, 2005, respectively	1,197,859	1,075,769	1,168,008
Premises and equipment, net	15,586	16,520	15,967
Goodwill	3,991	3,991	3,991
Other assets	66,539	60,728	66,231

Total assets	$1,736,627	$1,545,054	$1,653,257

Liabilities
Deposits:
Demand	$129,207	$129,703	$150,953
NOW	115,193	116,226	118,247
Money market	244,652	219,056	240,958
Savings	97,921	110,824	101,010
Certificates of deposit	617,293	457,979	552,737

Total deposits	1,204,266	1,033,788	1,163,905
Borrowings from Federal Home Loan Bank	330,320	321,127	287,501
Other borrowed funds	55,173	53,258	59,538
Accrued interest and other liabilities	15,375	13,285	12,775

Total liabilities	1,605,134	1,421,458	1,523,719

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,519,759, 7,639,428 and 7,529,073 shares on March 31, 2006 and 2005 and December 31, 2005, respectively	2,450	2,450	2,450
Surplus	3,806	4,264	4,098
Retained earnings	129,536	118,435	126,687
Accumulated other comprehensive loss
Net unrealized losses on securities available for sale, net of tax	(4,099)	(1,553)	(3,584)
Net unrealized losses on derivative instruments marked to market, net of tax	(200)	—	(113)

Total accumulated other comprehensive loss	(4,299)	(1,553)	(3,697)

Total shareholders’ equity	131,493	123,596	129,538

Total liabilities and shareholders’ equity	$1,736,627	$1,545,054	$1,653,257

Camden National Corporation stock is listed on the American Stock Exchange under the ticker symbol “CAC.” Stock prices shown in chart are as of close of trading on the last business day of the month.

Consolidated Statements of Income (unaudited)

	Three Months Ended March 31,
(In thousands, except number of shares & per share data)	2006	2005
Interest Income
Interest and fees on loans	$20,683	$16,271
Interest on securities	4,422	3,525
Interest on interest rate swap agreements	—	173
Other interest income	291	184

Total interest income	25,396	20,153

Interest Expense
Interest on deposits	7,492	4,362
Interest on other borrowings	3,702	2,689
Interest on interest rate swap agreements	—	142

Total interest expense	11,194	7,193

Net interest income	14,202	12,960

Provision for Loan and Lease Losses	552	230

Net interest income after provision for loan and lease losses	13,650	12,730

Non-interest Income
Service charges on deposit accounts	795	818
Other service charges and fees	474	271
Income from fiduciary services	1,077	947
Life insurance earnings	200	161
Other income	233	229

Total non-interest income	2,779	2,426

Non-interest Expenses
Salaries and employee benefits	4,736	4,224
Premises and fixed assets	1,188	1,097
Amortization of core deposit intangible	221	222
Other expenses	3,067	2,345

Total non-interest expenses	9,212	7,888

Income before income taxes	7,217	7,268
Income Taxes	2,280	2,427

Net Income	$4,937	$4,841

Per Share Data

Basic earnings per share	$0.66	$0.63

Diluted earnings per share	0.66	0.63

Cash dividends per share	0.22	0.70

Tangible book value per share	$16.71	$15.30

Weighted average number of shares outstanding	7,523,982	7,636,549

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Sean G. Daly, Chief Financial Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843.